Amrize Reports Third Quarter 2026 Results • Revenues up 2.2% to $3,771 million • Net Income grew 3.3% to $558 million • Adjusted EBITDA increased 0.2% to $1,076 million • Margin expansion of 30 basis points in Building Materials • Completed Rapid Redi-Mix acquisition in Dallas-Fort Worth • Board of Directors declared third quarter dividend of $0.11 per share • FY 2026 Guidance updated reflecting continued cost inflation and elevated interest rates CHICAGO/ZUG, Switzerland, October 28, 2026 – Amrize (AMRZ) announced today its third quarter 2026 financial results. Jan Jenisch, Chairman and CEO: "With the strength of our network and strategic footprint, we delivered resilient results in the third quarter. We increased revenue 2.2% on strong pricing and contributions from our recent acquisitions, even as weather patterns affected construction in the quarter. We grew Net Income by 3.3% to $558 million and increased Adjusted EBITDA to $1,076 million. While oil price driven cost inflation continued to affect the industry, we're proactively managing what we can control and achieved strong gains in pricing, surcharges and our ASPIRE program. In the third quarter, cement pricing increased 1.8% and aggregates prices grew 6.9% driving margin expansion of 30 basis points in Building Materials. We achieved positive price traction in commercial and residential roofing in Building Envelope. In addition to pricing, our energy, fuel and freight surcharges contributed $23 million across our business. We continued to drive synergies with our ASPIRE program and have now delivered $73 million in savings year-to-date. We are executing on our strategy of investing for profitable growth in attractive markets, while returning cash to shareholders. We invested $262 million in Capex as we expand production and improve efficiency to best serve our customers. Our recent acquisitions PB Materials and Rapid Redi-Mix are exceeding our expectations and are expected to be EPS accretive this year. While inflation and interest rates continue to be a headwind for full year results, mega-trends from data centers and energy projects to advanced manufacturing and infrastructure are expected to continue driving long term construction demand. With our unparalleled footprint across North America, we are well positioned to serve our customers, deliver profitable growth and return value to our shareholders." Shareholder Return Amrize has returned $1.1 billion to shareholders with share buybacks and dividends in the first three quarters. The company repurchased $750 million of Amrize shares in the first three quarters. On October 28, 2026, the company completed its $1 billion share repurchase program, representing approximately 4% of the share capital. Amrize has paid $364 million of dividends year to date, including the special one time dividend for 2025 and quarterly dividends for the first and second quarters of 2026. The Amrize Board of Directors declared a dividend of $0.11 per share for the third quarter to be paid on November 18, 2026. The last trading day with entitlement to receive the quarterly dividend, known as the cum-dividend date, is November 9, 2026. The shares will be traded ex-dividend on November 10, 2026, which is also the record date. Dividends are paid out of capital contribution reserves1 and are not subject to Swiss withholding tax. Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 1 1 Dividends will be made in the form of distributions paid out of legal reserves from capital contributions and are not subject to Swiss withholding tax. The dividend is the third installment of the annual dividend of up to $0.44 per share approved at the Company's 2026 Annual General Meeting.

Full Year 2026 Financial Guidance2 Building Materials had a strong first nine months of the year with revenue growth of 6.2% and Adjusted EBITDA growth of 5.5%. Weather patterns moderated volumes in the third quarter and elevated interest rates may affect fourth quarter volumes. For the full year, we continue to expect cement pricing to be flat to up low-single digits and aggregates pricing to be up mid-single digits. Energy, fuel and freight surcharges have helped offset cost inflation, and the company expects Building Materials to be price-cost positive in Q4 2026. Building Envelope increased revenue 2.0% in the first nine months. The company expects commercial roofing volumes to remain resilient and residential roofing to be softer due to lower existing-home sales. Price increases are phasing in across the Building Envelope portfolio, as well as freight and fuel surcharges to offset cost inflation. The company expects price-cost to improve sequentially in Q4 2026 compared to Q3 2026. However, the magnitude of inflation has pushed the company's expectation for Building Envelope price-cost positivity into 2027. The ASPIRE program continues to execute with $73 million savings achieved across raw materials, service, logistics and equipment spend in the first nine months of the year. The program is on track to achieve $80 million of savings in 2026. Insurance proceeds of $36 million recognized in the Building Materials segment during Q4 2025 are not expected to repeat this year. Based on these drivers, Amrize is updating its FY 2026 financial guidance as follows: Revenues $12.2 billion to $12.4 billion Adjusted EBITDA $2.95 billion to $3.05 billion The company's 2026 financial guidance now includes the following underlying assumptions: Capital Expenditures ~$900 million Interest Expense, Net ~$340 million Adjusted Effective Tax Rate 23% - 25% Corporate Costs ~$200 million Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 2 2 Amrize provides forward-looking guidance regarding Adjusted EBITDA. Amrize cannot, without unreasonable effort, forecast certain adjusted items excluded from comparable U.S. GAAP financial measures. These items include Acquisition and integration-related costs, Litigation-related costs, Loss on impairments, Restructuring and other costs, Spin-off and separation-related costs, Other non-operating income, net, and Income from equity method investments, that are difficult to predict in advance to include in a U.S. GAAP estimate. For the same reasons, Amrize is unable to address the probable significance of the items.

Media Release
Ad hoc announcement pursuant to Art. 53 LR

Amrize Consolidated Results (Unaudited)

	For the three months ended September 30,			For the nine months ended September 30,		
$ in millions, except per share data	2026	2025	% Change	2026	2025	% Change
Revenues	$ 3,771	$ 3,690	2.2%	$ 9,445	$ 8,997	5.0%
Net income	$ 558	$ 540	3.3%	$ 927	$ 862	7.5%
Net income margin	14.8%	14.6%	20bps	9.8%	9.6%	20bps
Adjusted EBITDA[3]	$ 1,076	$ 1,074	0.2%	$ 2,253	$ 2,231	1.0%
Adjusted EBITDA margin[4]	28.5%	29.1%	(60bps)	23.9%	24.8%	(90bps)
Diluted earnings per share (EPS)	$ 1.02	$ 0.98	4.1%	$ 1.69	$ 1.56	8.3%
Adjusted diluted earnings per share[5]	$ 1.05	$ 1.05	—%	$ 1.78	$ 1.72	3.5%

Revenues were $3,771 million in the third quarter of 2026 compared to $3,690 million in 2025. Revenues were 2.2% higher in the quarter, primarily driven by price increases of $78 million, contributions from acquisitions of $77 million, and surcharges of $23 million, partially offset by lower volumes and the unfavorable impact of foreign exchange and other revenues.

Net income was $558 million for the third quarter of 2026, or $1.02 per diluted share, compared with Net income of $540 million, or $0.98 per diluted share, in the third quarter of 2025. Adjusted diluted earnings per share for the third quarter of 2026 was $1.05 compared to $1.05 in the third quarter of 2025.

Adjusted EBITDA was $1,076 million for the third quarter of 2026 compared to $1,074 million in 2025. The increase was driven by price increases, surcharges, and contributions from acquisitions, partially offset by higher freight, diesel and raw material costs and lower volumes. Adjusted EBITDA Margin was 28.5% for the three months ended September 30, 2026, compared to 29.1% for the three months ended September 30, 2025.

Unallocated corporate costs in the third quarter of 2026 were $44 million compared to $52 million in the third quarter of 2025.

The company invested $262 million and $773 million in capital expenditures, net for the three and nine months ended September 30, 2026, respectively, and expects to invest approximately $900 million in 2026 to expand production and increase operational efficiency to best serve customers.

[3] Adjusted EBITDA represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15.
[4] Adjusted EBITDA Margin represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15.
[5] Adjusted diluted earnings per share represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15.

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Media Release
Ad hoc announcement pursuant to Art. 53 LR

Amrize Building Materials Results (Unaudited)

$ in millions	For the three months ended September 30, 2026	2025	% Change	For the nine months ended September 30, 2026	2025	% Change
Revenues	$ 2,842	$ 2,793	1.8%	$ 6,789	$ 6,393	6.2%
Segment Adjusted EBITDA[6]	$ 938	$ 913	2.7%	$ 1,898	$ 1,799	5.5%
Segment Adjusted EBITDA margin[7]	33.0%	32.7%	30bps	28.0%	28.1%	(10bps)

Volumes

in millions	For the three months ended September 30, 2026	2025	% Change	For the nine months ended September 30, 2026	2025	% Change
Cement - tons sold[8]	6.8	7.1	(4.2%)	17.3	16.7	3.6%
Aggregates - tons sold	40.1	40.2	(0.2%)	92.3	88.0	4.9%

Average Selling Price

For the three months ended September 30,

$ per ton	2026	2025	% Change	Constant Currency[9]	% Change Constant Currency
Cement - price per ton[8]	$172.85	$170.02	1.7%	$173.10	1.8%
Aggregates - price per ton[10]	$14.76	$13.85	6.6%	$14.80	6.9%

Average Selling Price

For the nine months ended September 30,

$ per ton	2026	2025	% Change	Constant Currency[9]	% Change Constant Currency
Cement - price per ton[8]	$171.36	$170.82	0.3%	$171.09	0.2%
Aggregates - price per ton[10]	$14.87	$14.15	5.1%	$14.82	4.7%

Building Materials Revenues were $2,842 million in the third quarter of 2026 compared to $2,793 million in 2025. The increase was driven by pricing growth, contributions from acquisitions and surcharges, which was partially offset by lower volumes and the unfavorable impact of foreign exchange.

Cement volumes were down 4.2% and aggregates volumes were down 0.2% due to weather in the Northeast, South and Central regions, partially offset by steady state and federally funded multi-year projects. Cement pricing was up 1.8% on a constant currency basis compared to the third quarter of 2025 and aggregates pricing grew 6.9%. In addition to pricing, energy, fuel and freight surcharges contributed to the quarter.

Third quarter 2026 Segment Adjusted EBITDA for Building Materials was up 2.7% to $938 million, compared to $913 million in 2025. The increase was driven by price increases, contributions from acquisitions, and surcharges, which was partially offset by higher freight and diesel costs.

[6] Segment Adjusted EBITDA represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15.
[7] Segment Adjusted EBITDA Margin represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15.
[8] Cement volume and pricing figures presented above exclude trading.
[9] Constant Currency is a non-GAAP financial measure, which is defined on page 9.
[10] Aggregates pricing figures presented above are product based, excluding freight revenues.

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Media Release
Ad hoc announcement pursuant to Art. 53 LR

Amrize Building Envelope Results (Unaudited)

$ in millions	For the three months ended September 30, 2026	2025	% Change	For the nine months ended September 30, 2026	2025	% Change
Revenues	$ 929	$ 897	3.6%	$ 2,656	$ 2,604	2.0%
Segment Adjusted EBITDA	$ 182	$ 213	(14.6%)	$ 499	$ 586	(14.8%)
Segment Adjusted EBITDA margin	19.6%	23.7%	(410bps)	18.8%	22.5%	(370bps)

Building Envelope Revenues were $929 million for the third quarter of 2026, compared to $897 million in 2025. Revenue growth of 3.6% in the third quarter of 2026 was primarily driven by higher volumes and pricing.

Commercial roofing volumes remained strong, led by expanded system sales, large-scale data centers and industrial projects. Commercial re-roofing demand remained resilient. Shingle volumes were impacted by lack of significant storms and sluggish existing-home sales, driving lower re-roofing demand. Pricing improved sequentially and year-over-year as price increases were phased in throughout the third quarter of 2026. In addition to pricing, fuel and freight surcharges contributed to the quarter.

Third quarter 2026 Segment Adjusted EBITDA for the Building Envelope segment was $182 million, compared to $213 million in 2025. The decrease in Segment Adjusted EBITDA was primarily attributable to higher freight and raw material costs, partially offset by the benefit from improved volumes, pricing, and fuel and freight surcharges.

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5

Amrize Cash Flow and Debt For the nine months ended September 30, 2026, net cash provided by operating activities was $222 million compared to $417 million for the nine months ended September 30, 2025. The decrease in cash provided by operating activities of $195 million was primarily driven by net working capital changes and the settlement of Spin-Off related balances in the prior period, partially offset by higher net income and non-cash expenses. Free Cash Flow11 was a use of $551 million for the nine months ended September 30, 2026 compared to a use of $186 million for the nine months ended September 30, 2025. The decrease in Free Cash Flow was primarily driven by lower cash provided by operating activities and higher Capex investments for growth initiatives. Free Cash Flow is historically seasonal and the company generates the majority of its cash flow in the second half of the year. Gross Debt was $5,848 million and Cash and cash equivalents were $299 million as of September 30, 2026, resulting in Net Debt12 of $5,549 million. The Net Leverage Ratio13 as of September 30, 2026 was 1.8x. Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 6 11 Free Cash Flow represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15. 12 Net Debt represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15. 13 Net Leverage Ratio represents a Non-GAAP measure, which is defined on page 9 and reconciled on pages 13-15.

Revision of Prior Period Financial Statements The company has revised certain prior period financial statements to correct immaterial adjustments identified during the preparation of the consolidated financial statements. These adjustments correct an extended warranty misstatement as well as other unrelated misstatements. These revisions were not material to the prior periods and do not affect the ongoing operations of the company. Third Quarter Webcast Information Amrize will host a live webcast to discuss the company’s financial results at 7:30 am Central Time on Thursday, October 29, 2026. Registration for the live webcast can be completed at https://amrize- quarterly-results-q3-2026.open-exchange.net/ Amrize’s financial results, presentation materials and webcast are accessible in the events section of www.amrize.com/investors. A replay and transcript will be available at the same location following the webcast. About Amrize Amrize (NYSE: AMRZ) is building North America, as the partner of choice for professional builders with advanced branded solutions from foundation to rooftop. With over 1,000 sites and a highly efficient distribution network, we deliver for our customers in every U.S. state and Canadian province. Our more than 19,000 teammates uniquely serve every construction market from infrastructure, commercial and residential to new build, repair and refurbishment. Amrize achieved $11.8 billion in revenues in 2025 and is listed on the New York Stock Exchange and the SIX Swiss Exchange. Learn more at www.amrize.com. Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS Certain statements in this presentation may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act, such as statements regarding expected cost savings, future financial targets, business strategies, management’s views with respect to future events and financial performance, and the assumptions underlying such expected cost savings, targets, strategies, and statements. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or similar expressions, or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, future revenues, income and cash flows, the outcome of contingencies such as legal proceedings, and regulatory compliance. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements because of, among other things, potential risks and uncertainties, such as: the effect of political, economic and market conditions and geopolitical events; the level of demand in the construction industry; the cyclicality of the industries and businesses in which our customers operate; changes in the cost and/or availability of raw materials required to run our business; energy and fuel costs; adverse weather conditions and natural disasters; the logistical and other challenges inherent in our operations; the actions and initiatives of current and potential competitors; the level and volatility of, interest rates and other market indices; the ability of Amrize to realize the expected synergies for our acquisitions; the ability of Amrize to achieve margin expansion goals; the ability of Amrize to maintain satisfactory credit ratings; the outcome of pending litigation or future litigation; the impact of current, pending and future legislation and regulation; factors related to the failure of Amrize to achieve some or all of the expected strategic benefits or opportunities expected from the separation from Holcim Ltd (“Holcim”); material costs and expenses as a result of the separation from Holcim; our limited history operating as an independent, publicly traded company; our obligation to indemnify Holcim pursuant to the agreements entered into connection with the separation and the risk Holcim may not fulfill any obligations to indemnify Amrize under such agreements; that under applicable tax law, Amrize may be liable for certain tax liabilities of Holcim following the separation if Holcim were to fail to pay such taxes; the fact that Amrize may receive worse commercial terms from third-parties for services it used to receive from Holcim prior to the separation; the fact that certain of Amrize's executive officers and directors may have actual or potential conflicts of interest because of their previous positions at Holcim; and potential difficulties in maintaining relationships with key personnel; and other factors which can be found in Amrize’s media releases and Amrize’s filings with the SEC. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise. You are advised, however, to review any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission and in our other public statements. Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 8

FINANCIAL MEASURES AND DEFINITIONS This media release contains certain financial measures of historical performance and financial positions that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). We refer to these measures as "Non-GAAP financial measures". Non-GAAP financial measures are reconciled to the most comparable U.S. GAAP financial measures in the schedules attached hereto. Adjusted financial measures are Non-GAAP financial measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP financial measures contained in this media release. We believe these adjusted financial measures facilitate analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of, or are unrelated to, the company’s and our business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these Non-GAAP financial measures in making financial, operating and planning decisions, and evaluating Amrize’s and each business segment’s ongoing performance. Our Non-GAAP financial measures are intended to supplement and should be read together with, and are not an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of our financial statements should not place undue reliance on these Non-GAAP financial measures. Because Non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ Non-GAAP financial measures having the same or similar names. As required by SEC rules, the tables on pages 13-15 below present a reconciliation of our presented Non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Adjusted EBITDA is defined as Segment Adjusted EBITDA including unallocated corporate costs. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues. Adjusted Diluted EPS is defined as Diluted Earnings per Share, excluding the impact of Acquisition and integration- related costs, Litigation-related costs, Loss on impairments, Restructuring and other costs, Spin-off and separation- related costs. Capital Expenditures, Net includes purchases of property, plant and equipment, proceeds from disposals of long- lived assets, proceeds from land expropriation, and proceeds from property and casualty insurance income. Constant Currency Price per Ton is defined as price per ton adjusted to prior period foreign exchange rates, which is intended to eliminate the impact of foreign currency exchange rate fluctuations. Diluted Earnings per Share is computed by dividing Net income attributable to the company by the weighted-average number of shares outstanding during the applicable period, plus the effect of dilutive securities EBITDA is defined as Net income (loss), excluding Depreciation, depletion, accretion and amortization, Interest expense, net, and Income tax expense. EBITDA Margin is defined as EBITDA divided by Revenues. Free Cash Flow is defined as Net cash used in operating activities less Capital Expenditures, Net. Gross Debt is defined as the total amount of Short-term borrowings, Current portion of long-term debt, and Long term debt. Net Debt is defined as the sum of Short-term borrowings, Long-term debt and Current portion of long-term debt minus Cash and cash equivalents. Net Leverage Ratio is defined as Net Debt divided by trailing 12 months Adjusted EBITDA. Net Working Capital is defined as the change in Accounts receivables, Inventory, and Accounts payable. Organic Growth is defined as change excluding the impact of acquisitions, divestitures, and foreign currency fluctuations. Segment Adjusted EBITDA is defined as Net income (loss), and excludes the impact of Depreciation, depletion, accretion and amortization, Interest expense, net, Income tax expense, Acquisition and integration-related costs, Litigation-related costs, Loss on impairments, Restructuring and other costs, Spin-off and separation-related costs, Other non-operating income, net, Income from equity method investments, and unallocated corporate costs. Segment Adjusted EBITDA Margin is defined as Segment Adjusted EBITDA divided by Revenues. Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 9

Amrize Ltd Unaudited Condensed Consolidated Statement of Operations ($ in millions, except per share data) For the three months For the nine months ended September 30, ended September 30, 2026 2025 2026 2025 Revenues $ 3,771 $ 3,690 $ 9,445 $ 8,997 Cost of revenues (2,690) (2,598) (7,163) (6,727) Gross profit 1,081 1,092 2,282 2,270 Selling, general and administrative expenses (291) (313) (859) (842) Gain on disposal of long-lived assets 3 4 11 9 Loss on impairments — — (2) (2) Operating income 793 783 1,432 1,435 Interest expense, net (89) (89) (256) (328) Other non-operating income, net 2 — 3 2 Income before income tax expense and income from equity method investments 706 694 1,179 1,109 Income tax expense (153) (158) (258) (252) Income from equity method investments 5 4 6 5 Net income 558 540 927 862 Net loss attributable to noncontrolling interests 1 2 5 3 Net income attributable to the Company $ 559 $ 542 $ 932 $ 865 Earnings per share attributable to the Company: Basic $ 1.03 $ 0.98 $ 1.69 $ 1.56 Diluted $ 1.02 $ 0.98 $ 1.69 $ 1.56 Weighted-average number of shares outstanding: Basic 544.6 553.1 550.1 553.1 Diluted 545.5 553.9 551.2 553.4 Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 10

Amrize Ltd Unaudited Condensed Consolidated Balance Sheets ($ in millions) As of September 30, As of December 31, 2026 2025 Assets Current Assets: Cash and cash equivalents $ 299 $ 1,922 Accounts receivable, net 2,165 1,113 Inventories, net 1,567 1,490 Prepaid expenses and other current assets 198 88 Total current assets 4,229 4,613 Property, plant and equipment, net 8,529 7,936 Goodwill 9,056 9,044 Intangible assets, net 1,659 1,728 Operating lease right-of-use assets, net 631 615 Other noncurrent assets 251 273 Total Assets $ 24,355 $ 24,209 Liabilities and Equity Current Liabilities: Accounts payable $ 1,274 $ 1,530 Short-term borrowings 904 — Current portion of long-term debt 708 333 Operating lease liabilities 132 136 Other current liabilities 946 886 Total current liabilities 3,964 2,885 Long-term debt 4,236 4,936 Deferred income tax liabilities 1,109 1,042 Noncurrent operating lease liabilities 525 500 Other noncurrent liabilities 1,761 1,725 Total Liabilities 11,595 11,088 Total Equity 12,760 13,121 Total Liabilities and Equity $ 24,355 $ 24,209 Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 11

Amrize Ltd Unaudited Condensed Consolidated Statements of Cash Flow ($ in millions) For the nine months ended September 30, 2026 2025 Cash Flows from Operating Activities: Net income $ 927 $ 862 Adjustments to reconcile net income to net cash provided by (used in) operating activities: Depreciation, depletion, accretion and amortization 757 683 Share-based compensation 29 6 Deferred tax expense (benefit) (14) 24 Other items, net 92 69 Changes in operating assets and liabilities, net of effects of acquisitions: Accounts receivable, net (1,069) (996) Due from related party — 49 Inventories, net (65) (7) Accounts payable (244) 13 Due to related party — (98) Other assets (100) (97) Other liabilities (74) (73) Defined benefit pension plans and other postretirement benefit plans (17) (18) Net cash provided by operating activities 222 417 Cash Flows from Investing Activities: Purchases of property, plant and equipment (786) (637) Acquisitions, net of cash acquired (467) (86) Net decrease in short-term related-party notes receivable from cash pooling program — 522 Other investing activities, net 51 (16) Net cash used in investing activities (1,202) (217) Cash Flows from Financing Activities: Transfers to Holcim, net — (98) Proceeds from short-term borrowings, net 904 547 Proceeds from issuance of long-term debt, net of discount — 3,395 Payments of debt issuance costs — (24) Net repayments of short-term related-party debt — (129) Proceeds from debt-for-debt exchange with Holcim — 922 Proceeds from issuances of long-term related-party debt — 22 Repayments of long-term related-party debt — (5,541) Repayments of long-term third-party debt (326) — Payments of finance lease obligations (98) (75) Repurchases of common stock (750) — Dividends paid (364) — Other financing activities, net 6 (4) Net cash used in financing activities (628) (985) Effect of exchange rate changes on cash and cash equivalents (15) 26 Decrease in cash and cash equivalents (1,623) (759) Cash and cash equivalents at the beginning of period 1,922 1,585 Cash and cash equivalents at the end of period $ 299 $ 826 Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 12

Media Release
Ad hoc announcement pursuant to Art. 53 LR

Amrize Ltd

Reconciliation of Non-GAAP Financial Measures

Analysis of Change of Total Revenues (Unaudited)

(In millions, except for percentage data)	For the three months ended September 30, 2025	Organic Growth	Acquisitions	Foreign Exchange	For the three months ended September 30, 2026	% Change
		Analysis of Change				
Total Revenues	$ 3,690	10	77	(6)	$ 3,771	2.2 %

(In millions, except for percentage data)	For the nine months ended September 30, 2025	Organic Growth	Acquisitions	Foreign Exchange	For the nine months ended September 30, 2026	% Change
		Analysis of Change				
Total Revenues	$ 8,997	275	154	19	9,445	5.0 %

Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited)

($ in millions, except percentage data)	For the three months ended September 30, 2026	For the three months ended September 30, 2025	For the nine months ended September 30, 2026	For the nine months ended September 30, 2025
Net income	$ 558	$ 540	$ 927	$ 862
Depreciation, depletion, accretion and amortization	263	239	757	683
Interest expense, net	89	89	256	328
Income tax expense	153	158	258	252
EBITDA	1,063	1,026	2,198	2,125
Acquisition and integration-related costs[1]	4	(2)	30	19
Litigation-related (settlements) costs[2]	1	40	(2)	44
Loss on impairments[3]	—	—	2	2
Restructuring and other costs[4]	7	4	16	13
Spin-off and separation-related costs[5]	8	10	18	35
Other non-operating income, net[6]	(2)	—	(3)	(2)
Income from equity method investments	(5)	(4)	(6)	(5)
Adjusted EBITDA	1,076	1,074	2,253	2,231
Unallocated corporate costs	44	52	144	154
Total Segment Adjusted EBITDA	$ 1,120	$ 1,126	$ 2,397	$ 2,385
Building Materials	$ 938	$ 913	$ 1,898	$ 1,799
Building Envelope	$ 182	$ 213	$ 499	$ 586
Net income margin	14.8%	14.6%	9.8%	9.6%
EBITDA Margin	28.2%	27.8%	23.3%	23.6%
Adjusted EBITDA Margin	28.5%	29.1%	23.9%	24.8%
Building Materials	33.0%	32.7%	28.0%	28.1%
Building Envelope	19.6%	23.7%	18.8%	22.5%

(1) Acquisition and integration-related costs are those incurred for business combinations (including advisory, legal, valuation, and other professional fees) as well as the unfavorable effects of purchase accounting. Certain warranty charges related to pre-acquisition manufacturing issues are also included.

(2) Litigation-related settlements (costs) include certain litigation settlements, environmental remediation, and legal-related consulting and professional fees that are not representative of expenses arising in the ordinary course of business.

(3) Loss on impairments consists of one-time charges on the company's investments and property, plant, and equipment.

(4) Restructuring and other costs include charges associated with non-core sites and termination-related severance costs.

(5) Spin-off and separation-related costs notably include rebranding costs and professional services supporting Sarbanes-Oxley implementation

(6) Other non-operating income, net primarily consists of costs related to gains on proceeds from property and casualty insurance.

Media Relations: media@amrize.com
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Investor Relations: investors@amrize.com

Amrize Ltd Reconciliation of Non-GAAP Financial Measures (Unaudited) Net Debt Adjusted EBITDA Net Leverage Ratio ($ in millions, except ratio) As of September 30, 2026 Short-term borrowings $ 904 Current portion of long-term debt 708 Long-term debt 4,236 Gross Debt 5,848 Less: Cash and cash equivalents 299 Net Debt $ 5,549 For the trailing twelve months ended September 30, 2026 Net income $ 1,225 Depreciation, depletion, accretion and amortization 1,001 Interest expense, net 341 Income tax expense 358 EBITDA 2,925 Acquisition and integration-related costs(1) 61 Litigation-related (settlements) costs(2) — Loss on impairments(3) 15 Restructuring and other costs(4) 22 Spin-off and separation-related costs(5) 26 Other non-operating income, net(6) (5) Income from equity method investments (12) Adjusted EBITDA $ 3,032 (1) Acquisition and integration-related costs are those incurred for business combinations (including advisory, legal, valuation, and other professional fees) as well as the unfavorable effects of purchase accounting. Certain warranty charges related to pre-acquisition manufacturing issues are also included. (2) Litigation-related settlements (costs) include certain litigation settlements, environmental remediation, and legal-related consulting and professional fees that are not representative of expenses arising in the ordinary course of business. (3) Loss on impairments consists of one-time charges on the company’s investments and property, plant, and equipment. (4) Restructuring and other costs include charges associated with non-core sites and termination-related severance costs. (5) Spin-off and separation-related costs notably include rebranding costs and professional services supporting Sarbanes-Oxley implementation efforts. (6) Other non-operating income, net primarily consists of costs related to gains on proceeds from property and casualty insurance. As of September 30, 2026 Net Leverage Ratio 1.8x Media Release Ad hoc announcement pursuant to Art. 53 LR Media Relations: media@amrize.com Investor Relations: investors@amrize.com 14

Media Release
Ad hoc announcement pursuant to Art. 53 LR

Amrize Ltd
Reconciliation of Non-GAAP Financial Measures (Unaudited)
Free Cash Flow
Adjusted Diluted Earnings per Share
($ in millions, except ratios and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,	
	2026	2025	2026	2025
Net cash provided by operating activities	$ 697	$ 858	$ 222	$ 417
Capital expenditures, net[1]	(262)	(184)	(773)	(603)
Free Cash Flow	$ 435	$ 674	$ (551)	$ (186)

(1) Capital expenditures, net includes purchases of property, plant and equipment, proceeds from property and casualty insurance income, proceeds from land expropriation and proceeds from disposals of long-lived assets, included within Other investing activities, net in our Condensed Consolidated Statements of Cash Flow.

	For the three months ended September 30,		For the nine months ended September 30,	
	2026	2025	2026	2025
Diluted Earnings per Share	$ 1.02	$ 0.98	$ 1.69	$ 1.56
Acquisition and integration-related costs[1]	0.01	—	0.04	0.09
Litigation-related (settlements) costs[2]	—	0.05	—	—
Loss on impairments[3]	—	—	—	—
Restructuring and other costs[4]	0.01	—	0.02	0.01
Spin-off and separation-related costs[5]	0.01	0.02	0.03	0.06
Adjusted Diluted Earnings per Share	$ 1.05	$ 1.05	$ 1.78	$ 1.72

(1) Acquisition and integration-related costs are those incurred for business combinations (including advisory, legal, valuation, and other professional fees) as well as the unfavorable effects of purchase accounting. Certain warranty charges related to pre-acquisition manufacturing issues are also included.

(2) Litigation-related settlements (costs) include certain litigation settlements, environmental remediation, and legal-related consulting and professional fees that are not representative of expenses arising in the ordinary course of business.

(3) Loss on impairments consists of one-time charges on the company's investments and property, plant, and equipment.

(4) Restructuring and other costs include charges associated with non-core sites and termination-related severance costs.

(5) Spin-off and separation-related costs notably include rebranding costs and professional services supporting Sarbanes-Oxley implementation efforts.

For the U.S. GAAP to Adjusted diluted earnings per share reconciliation adjusted items are shown net of tax in aggregate of $5 million and $12 million for the three months ended September 30, 2026 and 2025, respectively, and in aggregate of $16 million and $27 million for the nine months ended September 30, 2026 and 2025, respectively, based on applying the statutory tax rate for the jurisdictions in which the adjustment occurred or, by adjusting the tax effect to consider the impact of applying an annual effective tax rate on an interim basis. For purposes of reconciling adjusted diluted earnings per share with respect to taxes period-over-period, the company utilizes a "rate approach" to highlight the impact of the adjusted tax rate. It is computed by multiplying the prior period adjusted rate by the current period adjusted income before taxes to determine the expected tax expense. Such expected tax expense is then compared to actual tax expense. Expected tax in excess of actual tax variance is favorable; actual tax in excess of expected tax variance is unfavorable. The variance divided by diluted shares outstanding at the end of the period yields the impact on earnings per share. Management believes the use of this measure best aids in explaining the impact of a changing tax rate.

Media Relations: media@amrize.com **Investor Relations:** investors@amrize.com
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